EXHIBIT 21

WESTERN DIGITAL CORPORATION
SUBSIDIARIES OF THE COMPANY

State or Other Jurisdiction of
Name of Entity	Incorporation or Organization

Pacifica Insurance Corporation	Hawaii
Read-Rite International	Cayman Islands
Read-Rite (Malaysia) Sdn. Bhd.	Malaysia
Western Digital (BangPa-In) Company, Limited	Thailand
Western Digital Canada Corporation	Ontario, Canada
Western Digital (Deutschland) GmbH.	Germany
Western Digital (France) SARL	France
Western Digital (Fremont), Inc.	Delaware
Western Digital Hong Kong Limited	Hong Kong
Western Digital Ireland, Ltd.	Cayman Islands
Western Digital (I.S.) Limited	Ireland
Western Digital Japan Ltd.	Japan
Western Digital Korea, Ltd.	Republic of Korea
Western Digital Latin America, Inc.	Delaware
Western Digital (Malaysia) Sdn. Bhd.	Malaysia
Western Digital Netherlands B.V.	The Netherlands
Western Digital (S.E. Asia) Pte Ltd	Singapore
Western Digital (Singapore) Pte Ltd	Singapore
Western Digital Taiwan Co., Ltd.	Taiwan
Western Digital Technologies, Inc.	Delaware
Western Digital (Thailand) Company Limited	Thailand
Western Digital (UK) Limited	England
Western Digital Ventures, Inc.	Delaware